Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Consolidated Comparable Sales and Profit in Line with Guidance with First Quarter Fiscal 2017 Results

  First quarter consolidated comparable sales decline 8.1%, in line with guidance, reflecting holiday shifts and following a 2.2% increase in the fiscal 2016 first quarter
  First quarter results include GAAP pre-tax income of $4.6 million and net income per diluted share of $0.17
  Consolidated comparable sales increase mid-single digits for the nine-week period from February 19 to April 22, 2017, which accounts for the Easter shift

ST. LOUIS--(BUSINESS WIRE)--April 27, 2017--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the first quarter of fiscal 2017, the 13 weeks ended April 1, 2017. The Company noted sales performance was impacted by the shift in timing of both Valentine’s Day and Easter as well as associated school breaks in the quarter.

First Quarter 2017 Highlights (13 weeks ended April 1, 2017, compared to the 13 weeks ended April 2, 2016):

  Consolidated comparable sales declined 8.1% following a 2.2% increase in the fiscal 2016 first quarter. The fiscal 2017 first quarter included a 9.0% decrease in North America, following a 3.0% increase in the fiscal 2016 first quarter and a 3.3% decrease in Europe, following a decrease of 1.8% in the fiscal 2016 first quarter. Consolidated comparable e-commerce sales decreased 5.6%, following a 1.0% increase in the fiscal 2016 first quarter;
  Pre-tax income was $4.6 million, including $0.2 million in adjustments, compared to pre-tax income of $5.3 million, including $0.3 million in adjustments, in the fiscal 2016 first quarter. (See Reconciliation of Net Income to Adjusted Net Income);
  Income tax expense was $1.8 million with an effective tax rate of 39.8%, compared to income tax expense of $1.8 million with an effective tax rate of 33.3% in the fiscal 2016 first quarter;
  Net income was $2.8 million, or $0.17 per diluted share, compared to net income of $3.5 million, or $0.22 per diluted share, in the fiscal 2016 first quarter; and
  Adjusted net income was $2.7 million, or $0.17 per diluted share, compared to adjusted net income of $3.0 million, or $0.19 per diluted share, in the fiscal 2016 first quarter. (See Reconciliation of Net Income to Adjusted Net Income.)

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In the first quarter, sales and profit levels were in line with previously stated expectations and we made progress in evolving our strategies and building on the foundation that has been laid over the past few years to fuel future growth. As expected, sales were negatively impacted by shifts in both Valentine’s Day and Easter as well as the associated school break periods.

“As adjustments were made to our marketing and media programs following a disappointing fourth quarter, we saw an improvement in overall traffic and sales trends. I am encouraged by the start of the second quarter and believe we are well prepared to capitalize on an exciting lineup of proprietary and licensed properties supported by a robust movie schedule while continuing to evolve and diversify our retail portfolio with a goal of enhancing shareholder value throughout fiscal 2017,” concluded Ms. John.

Additional Fiscal First Quarter 2017 Details (13 weeks ended April 1, 2017, compared to the 13 weeks ended April 2, 2016):

  Total revenues were $90.6 million compared to $95.0 million in the fiscal 2016 first quarter. The decline in total revenues reflects a decrease in consolidated comparable sales and unfavorable currency exchange rates partially offset by increases in sales from new retail locations and commercial revenue from the Company’s strategic wholesale and licensing initiatives;
  Consolidated net retail sales were $88.6 million compared to $94.1 million in the fiscal 2016 first quarter;
  Retail gross margin declined 130 basis points to 47.1% compared to 48.4% in the fiscal 2016 first quarter, primarily driven by the deleveraging of fixed occupancy expenses; and
  Selling, general and administrative expense decreased $2.0 million to $37.6 million, or 41.5% of total revenues, compared to 41.8% of total revenues in the fiscal 2016 first quarter.

Impact of Foreign Currency:

The significant movement in the British pound sterling relative to the U.S. dollar as a result of the United Kingdom’s referendum vote in June 2016 continues to negatively affect the Company’s revenues and pre-tax income with most of the impact resulting from higher retail cost of merchandise sold as most inventory is purchased in U.S. dollars. In the 2017 fiscal first quarter, the Company estimates this impact on revenues and pre-tax income to be approximately $2.0 million and $0.3 million, respectively. This is inclusive of the transactional impact of changes in foreign exchange rates on the remeasurement of the Company’s balance sheets included in the Reconciliation of Net Income to Adjusted Net Income.

Store Activity:

During the first quarter, the Company opened 1 new store, closed 11 locations and completed 4 store remodels. As of April 1, 2017, the Company operated 336 company-owned stores, including 61 in its new Discovery format, with 275 locations in North America, 60 in Europe and 1 in China. The Company’s international franchisees ended the period with 87 stores in 11 countries.

Balance Sheet:

The Company ended the fiscal 2017 first quarter with cash and cash equivalents totaling $35.6 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $53.3 million compared to $54.0 million in the prior year, a decrease of 1.2%. In the fiscal 2017 first quarter, capital expenditures were $2.3 million, and depreciation and amortization was $3.9 million.

Review of Strategic Alternatives:

In May 2016, the Company announced that its Board of Directors had authorized an exploration of a full range of strategic alternatives. No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

2017 Key Strategic Initiatives:

CHANNEL Evolution

The Company continues to evolve its aged store fleet into new Discovery format stores, finishing the first quarter with 61 locations. Overall, these locations continue to perform ahead of heritage locations. The Company remains on track to have approximately 20 additional locations remodeled into this format in 2017 as it leverages natural lease events. Importantly, ongoing value engineering efforts have resulted in a significant reduction in capital requirements needed to open or remodel a store.

The Company continues to make progress to bring Build-A-Bear to places families go for entertainment, including tourist locations, seasonal event settings such as the successful relationship with Gaylord Hotels, pop-up shops at AMC Theatres and a rapidly expanding wholesale relationship with Carnival Cruise Line. Separately, the Company’s new retail model referred to as “concourse shops” requires less capital, has shorter-term leases and, at approximately 200 square feet, offers a solution for a wide range of settings. The Company expects to have 20 to 25 concourse shops open by the end of the fiscal year.

In addition, the Company is on track to upgrade its web platform ahead of the fourth quarter holiday season. The reinvention of the website platform and e-commerce systems is expected to enable Guests to experience Build-A-Bear online in new ways.

International franchisees ended the first quarter with 87 locations in 11 countries, including 7 Discovery stores, which delivered positive results. The Company continues to expect existing franchisees to open approximately 10 stores and to expand into additional countries in fiscal 2017.

PRODUCT Expansion

The Company is focused on meeting the needs of its core consumer base, boys and girls ages 3 to 12, while systematically building secondary consumer segments, including the teen-plus affinity and gift-giver consumers. Accordingly, the Company plans to balance its offering of core products with a comprehensive program of key licensed properties including products with tie-ins to major movie releases throughout 2017 while continuing to develop and expand offerings of its successful owned intellectual property stories, such as its Promise Pets, Honey Girls and the holiday-specific Merry Mission collections.

The Company also plans to continue to build outbound licensing programs by leveraging the power of the Build-A-Bear brand, as well as other owned intellectual properties. New license agreements have been added in categories ranging from non-plush toys to slippers and electronics, with updates and launches planned throughout 2017.

BRAND and EXPERIENCE Amplification

In addition to creating sharable, emotional content that more authentically communicates the heart of the brand, the Company is making adjustments to marketing programs that create synergy across channels. To that end, in the first quarter, the company shifted its media to better reach moms and kids while leveraging the competitive advantage of its entertainment retail experience by adding in-store events such as story readings, movie release celebrations and appearances by its iconic mascots. The Company plans to continue to develop entertainment content, including mobile apps, music videos and other opportunities that increase engagement, and are designed to improve efficiency, drive traffic and lead to profitable sales growth.

LONG-TERM PROFITABILITY Improvement

The Company is focused on improving profitability by driving revenue growth through the execution of its stated strategies, as well as disciplined expense management and ongoing efforts in process and systems upgrades. In response to business shifts that occurred at the end of 2016, adjustments have already been implemented in core operations, including marketing and media strategies, in order to regain a positive sales position.

As Build-A-Bear enters its 20th year in business and continues to evolve into a multi-generational, multi-dimensional branded company, the plans and actions that have been implemented since the start of the turnaround in 2013 are expected to provide the foundation to execute the Company’s strategies and achieve its goal of sustained profitable growth.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on April 27, 2017. The telephone replay is available by calling (844)-512-2921. The access code is 13659727.

About Build-A-Bear

Celebrating 20 years of business in 2017, Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $364.2 million in fiscal 2016. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Income Statements
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 1,	% of Total	April 2,	% of Total
	2017	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$88,586	97.7	$94,056	99.0
Commercial revenue	1,607	1.8	481	0.5
Franchise fees	439	0.5	439	0.5
Total revenues	90,632	100.0	94,976	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	46,868	52.9	48,557	51.6
Cost of merchandise sold - commercial (1)	891	55.4	249	51.8
Selling, general and administrative	37,649	41.5	39,681	41.8
Store preopening	639	0.7	1,244	1.3
Interest (income) expense, net	(10)	(0.0)	(27)	(0.0)
Total costs and expenses	86,037	94.9	89,704	94.4
Income before income taxes	4,595	5.1	5,272	5.6
Income tax expense	1,830	2.0	1,754	1.8
Net income	$2,765	3.1	$3,518	3.7

Income per common share:
Basic	$0.17		$0.22
Diluted	$0.17		$0.22
Shares used in computing common per share amounts:
Basic	15,539,939		15,410,699
Diluted	15,709,591		15,592,347

(1)	Selected income statement data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 1,	December 31,	April 2,
	2017	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$35,627	$32,483	$30,778
Inventories	53,315	51,885	53,982
Receivables	6,395	12,939	10,440
Prepaid expenses and other current assets	12,300	12,737	15,070
Total current assets	107,637	110,044	110,270

Property and equipment, net	73,246	74,924	68,886
Deferred tax assets	9,543	8,256	10,863
Other intangible assets, net	1,588	1,721	1,557
Other assets, net	2,384	4,650	4,439
Total Assets	$194,398	$199,595	$196,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,064	$27,861	$27,812
Accrued expenses	14,140	15,897	17,960
Gift cards and customer deposits	31,841	37,070	31,617
Deferred revenue	1,838	2,029	2,485
Other current liabilities	69	-	-
Total current liabilities	71,952	82,857	79,874

Deferred rent	16,460	15,438	13,167
Deferred franchise revenue	528	565	681
Other liabilities	1,879	1,623	1,213

Stockholders' equity:
Common stock, par value $0.01 per share	160	159	158
Additional paid-in capital	68,902	68,001	65,713
Accumulated other comprehensive loss	(12,505)	(12,727)	(10,614)
Retained earnings	47,022	43,679	45,823
Total stockholders' equity	103,579	99,112	101,080
Total Liabilities and Stockholders' Equity	$194,398	$199,595	$196,015

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 1,	April 2,
	2017	2016

Other financial data:
Retail gross margin ($) (1)	$41,718	$45,499
Retail gross margin (%) (1)	47.1%	48.4%
Capital expenditures (2)	$2,290	$6,185
Depreciation and amortization	$3,926	$3,811

Store data (3):
Number of company-owned retail locations at end of period
North America	275	264
Europe	60	57
China	1	—
Total company-owned retail locations	336	321

Number of franchised stores at end of period	87	76

Company-owned store square footage at end of period (4)
North America	731,227	716,751
Europe	85,177	82,436
China	1,750	—
Total square footage	818,154	799,187

Consolidated comparable sales change (5)
North America	(9.0)%	3.0%
Europe	(3.3)%	(1.8)%
Consolidated	(8.1)%	2.2%

Stores	(8.2)%	2.2%
E-commerce	(5.6)%	1.0%
Consolidated	(8.1)%	2.2%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe and China is estimated selling square footage.
(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income (1)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	April 1,	April 2,
	2017	2016
Net income	$2,765	$3,518

Foreign exchange (gains)/losses (2) (7)	(293)	(580)
Duty dispute (3) (7)	56	-
China start-up costs (4) (7)	-	322
Income tax charges (5)	182	-
Income tax impact (6)	18	(231)

Adjusted net income	$2,728	$3,029

	13 Weeks	13 Weeks
	Ended	Ended
	April 1,	April 2,
	2017	2016
Net income per diluted share	$0.17	$0.22

Foreign exchange (gains)/losses (2)	(0.02)	(0.04)
Duty dispute (3)	0.01	-
China start-up costs (4)	-	0.02
Income tax charges (5)	0.01	-
Income tax impact (6)	0.00	(0.01)

Adjusted net income per diluted share	$0.17	$0.19

(1)	When originally presented, the 2016 results were not adjusted, as they were not considered material at the time. The adjustments for 2016 are now included to be consistent with what the Company included as adjustments for the full year of 2016 and with what it expects to include for the remainder of 2017.
(2)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(3)	Non-cash charges related to an ongoing dispute with the customs authority in the United Kingdom related to duty on imports dating back to 2009, recorded under the provisions of U.S. GAAP. The Company continues to vigorously pursue the claim.
(4)	Represents the costs associated with opening the first company-owned location in China, including start-up costs and store preopening.
(5)	Includes certain discrete items, including the impact of the adoption of a new accounting standards in Q1 2017.
(6)	Represents the aggregate impact of the pre-tax adjustments, excluding income tax valuation allowance on income tax expense for the respective periods.
(7)	These pre-tax adjustments totaled $0.2 million and $0.3 million for the 13 weeks ended April 1, 2017 and April 2, 2016, respectively.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x5221
or
Media:
Build-A-Bear Workshop
Beth Kerley
bethk@buildabear.com